CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Bridgeway Funds.  Such references appear in the Omni Tax-Managed Small-Cap Value Fund’s Statement of Additional Information under the headings “Independent Registered Public Accounting Firm” and “Financial Statements.”

BBD, LLP

Philadelphia, Pennsylvania
January 20, 2011